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                                                                    Exhibit 10.1

                          PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT ("AGREEMENT") is entered into as of the Effective Date (as herein defined) between TCP RENAISSANCE PARTNERS, L.P. ("SELLER") and SOUTHWEST BANK OF TEXAS, N.A. ("PURCHASER").


                              W I T N E S S E T H:

     In consideration of the mutual covenants set forth herein and in consideration of the earnest money deposit herein called for, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     SECTION 1. SALE AND PURCHASE. Seller shall sell, convey, and assign to Purchaser, and Purchaser shall purchase and accept from Seller, for the Purchase Price (hereinafter defined) and on and subject to the terms and conditions herein set forth, the following:

          (a) The tract or parcel of land situated at 1801 Main, in the City of Houston, Harris County, Texas, as more particularly described in EXHIBIT "A" hereto (the "OFFICE BUILDING PROPERTY"), and the leasehold estate in and to that certain tract of land situated in Harris County, Texas, which is more particularly described on EXHIBIT "A-1" hereto (the "GROUND LEASE PROPERTY") and created pursuant to that certain Indenture of Lease with Options to Purchase (the "GROUND LEASE") dated November 14, 1963, between the Scanlan Foundation and Nineteen Hundred Main Corporation, together with all rights and interests appurtenant thereto, including all of Seller's right, title, and interest in and to adjacent streets, alleys, rights-of-way, and any adjacent strips or gores of real estate (the Office Building Property and the Ground Lease Property herein being collectively called the "LAND"); all improvements located in or on the Land, including without limitation the office building commonly known as the 1801 Main Building containing approximately 219,052 "net rentable" square feet of office space, the parking facilities and related improvements and fixtures (the "IMPROVEMENTS" and, separately, those located on the Ground Lease Property being herein called the "GROUND LEASE IMPROVEMENTS"); and all rights, titles, and interests appurtenant to the Property, the Ground Lease Property, and the Improvements (collectively, all of the foregoing, excluding the fee ownership of the Ground Lease Property, being herein called the "REAL PROPERTY");


          (b) All tangible personal property of any kind owned by Seller that is located on and used in connection with the ownership, maintenance, or operation of the Real Property (the "PERSONALTY"), including without limitation those items described in EXHIBIT "B" hereto, subject to Seller's right to the adjustment of such list for replaced and/or obsolete Personalty between the Effective Date of this Agreement and the Closing as and to the extent expressly provided in this Agreement;


          (c) All interest as lessor, landlord, or real property owner in and to all leases or other agreements demising space in, providing for the use or occupancy of the Improvements or Land (collectively the "LEASES" and individually a "LEASE") with tenants (collectively the "TENANTS" and individually a "TENANT") occupying or entitled to occupy or use the Real Property, or any portion thereof, all rents (including, without


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     limitation, rent escalations) prepaid for any period subsequent to the
     Closing Date (hereinafter defined), and all deposits, security, letters of credit (Seller's obligation will be to complete and deliver by Closing paperwork required to effect the transfer, although the actual transfer or reissuance may not occur until after Closing, it being agreed that Seller's obligations to cooperate in effectuating such transfer will survive Closing), or otherwise ("DEPOSITS"), made by or on behalf of Tenants holding under the Leases, which Leases include, without limitation, that certain Lease Agreement dated as of December 21, 1999, between Seller, as "Landlord," and Purchaser, as "Tenant," relating to Purchaser's lease and occupancy of a large portion of the Building (as amended, separately the "SWBOT LEASE");

          (d) All of Seller's right, title and interest in and to all (i) contracts or agreements, such as maintenance, service, utility contracts, the FPPC Commission Agreement and A&M Commission Agreement as defined in
     Section 2(b) hereof, and all leases under which Seller is the lessee for the leasing of equipment or other property located on and used exclusively in connection with the Real Property (the foregoing to specifically exclude any property management or property leasing agreements with Seller's manager or leasing agent for the Property, collectively the "PROPERTY AGREEMENTS"), (ii) warranties, guaranties, indemnities, and claims, (iii) licenses, franchise, permits, or similar documents, (iv) telephone exchanges, trade names, marks, and other identifying materials, including without limitation the trade name "1801 Main Building," (v) any plans, drawings, specifications, surveys, engineering reports, and other technical information, and (vi) other intangible property that relates, in any way, to the design, construction, ownership, use, leasing, maintenance, service, or operation of the Land, Improvements, Ground Lease Improvements, Leases, Deposits, or Personalty, subject to obtaining any necessary consents to transfer such items (which Seller agrees to use reasonably diligent efforts to obtain by Closing, but without any obligation to pay any sum to obtain such consents).

The above-listed items are hereby collectively called the "PROPERTY." All of the Property shall be conveyed, assigned, and transferred to Purchaser at Closing (hereinafter defined) free and clear of all liens, claims, easements, and encumbrances whatsoever except for the Permitted Encumbrances (hereinafter defined) and in the condition required by this Agreement.

     SECTION 2. PURCHASE PRICE.

          (a) Subject to the terms and provisions hereof, the price for which Seller shall sell and convey the Property to Purchaser, and which Purchaser shall pay to Seller is Twenty-Five Million One Hundred Ninety Thousand and No/100 Dollars ($25,190,000.00) ("PURCHASE PRICE"), to be paid in cash at Closing. For purpose of this Contract, "cash" means the same as "good funds" as defined in applicable Texas title insurance regulations governing the type of funds which may be accepted by the Title Company for closing and disbursement of an insured real estate transaction.

          (b) In addition to the Purchase Price set forth in Section 2(a) herein, Purchaser will be required to reimburse Seller at Closing, in cash, for the A&M Leasing Costs and the FPPC Leasing Costs as defined herein. For purposes hereof, "A&M LEASING COSTS"



                                       2

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     means the Seller-certified and reasonably documented cost of tenant improvements, the other improvements and fees and brokerage commissions paid or incurred by Seller as landlord under the A&M Lease (as below defined), other than the Additional Allowance (which the parties acknowledge will not be actually expended by Seller prior to Closing), to the extent actually paid or expended by Seller prior to Closing in respect of the A&M Lease (as below defined), but in no event will such reimbursement exceed the amount of $910,000. For purposes hereof, the "FPPC LEASING COSTS" means the Seller-certified and reasonably documented cost of tenant improvements, the other improvements and fees and brokerage commissions paid or incurred by Seller as landlord under the FPPC Lease (as below defined), to the extent actually paid or expended by Seller prior to Closing in respect of the FPPC Lease, but in no event will such reimbursement exceed the amount of $65,000. The Commission Agreement dated May 1, 2002, between Seller and Coldwell Banker Commercial American Spectrum (Pat Pollen,Agent) pertaining to the FPPC Lease is herein called the "FPPC COMMISSION AGREEMENT," and the Commission Agreement entered into between Seller and Cushman Wakefield of Texas, Inc., and Gholson Commercial Ventures, Inc., dated May 6, 2002, is herein called the "A&M COMMISSION AGREEMENT."

          (c) For purposes of this Agreement (i) the "A&M Lease" means, when executed, that certain occupancy lease dated as of May 8, 2002, by and between Seller, as lessor, and The Texas A&M University System (for the Benefit of the Prairie View A&M University School of Nursing), as lessee, and (ii) the "FPPC LEASE" means that one certain Lease Agreement dated to commence on or about May 1, 2002, between Seller, as landlord, and Ferrer, Poirot, PC, as lessee, leasing Suite 970 containing approximately 3,052 square feet of rentable area on the ninth floor in the Building.

     SECTION 3. EARNEST MONEY. Upon execution by both parties, Purchaser shall deliver to Charter Title Company, 4265 San Felipe, Suite 350, Houston, Texas 77027 (Attn: Mr. Jim Johnson, Escrow Officer) (the "TITLE COMPANY"), a check in the amount of One Hundred Thousand and No/100 Dollars ($100,000.00), which the Title Company shall immediately deposit for collection. As used in this Agreement, the term "EARNEST MONEY" shall mean the amount so deposited by Purchaser, together with all interest earned thereon while in the custody of Title Company. Title Company shall immediately deposit the Earnest Money in an interest-bearing account until the Earnest Money is delivered pursuant to the provisions hereof. The Title Company and Chicago Title Insurance Company, 5858 Westheimer, Suite 301, Houston, Texas 77057, Attention: Tom Lykos, will split equally the title insurance premiums and other fees from the Owner's Policy (including the leasehold title policy portion even if issued as a separate policy), and the Title Company will allow Chicago Title Company to perform such services in connection with this Closing as are necessary for Chicago Title Company to earn such split premium. Seller and Purchaser stipulate that Purchaser's agreement to so deposit the Earnest Money is sufficient consideration to support this Agreement notwithstanding Purchaser's rights under
Section 5 hereof; however, if Purchaser does not timely deposit the Earnest Money, then this Agreement shall terminate and be of no further force or effect.

     SECTION 3.A INDEPENDENT CONTRACT CONSIDERATION. The sum of $100.00 of the Earnest Money shall be held by the Title Company and delivered to Seller either
(i) at closing as


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part of the Purchase Price, or (ii) upon termination of this Agreement. Such
$100.00 sum being consideration for this Agreement and being non-refundable to Purchaser in any event.

     SECTION 4. DELIVERY OF INFORMATION BY SELLER.

          (a) Seller, at its sole cost and expense, has previously delivered or caused to be delivered to Purchaser the following:

               (1) Commitment for Title Insurance ("TITLE COMMITMENT") from the Title Company setting forth the status of the title of the Office Building Property, the Improvements, and the ground lessee's interest under the Ground Lease in and to the Ground Lease Property, showing all liens, claims, encumbrances, easements, rights-of-way, encroachments, reservations, restrictions and all other matters of record affecting such Real Property based on the Title Company's title examination of each such tract and/or interest in Real Property; and

               (2) A true, complete and legible copy of all documents referred to in the Title Commitment ("TITLE COMMITMENT DOCUMENTS").

     The Title Company is directed to deliver a copy of the Title Commitment and Title Documents to Seller, Purchaser and their counsel (as per the notice provisions hereof) simultaneously.

          (b) Within three (3) business days after the Effective Date, Seller, at its sole cost and expense, shall deliver to Purchaser a current survey ("SURVEY") of the Land consisting of a plat and field notes prepared by a licensed surveyor acceptable to Purchaser and Title Company, which Survey shall state that it meets the conditions and requirements of a Category 1A, Condition II Survey per the Surveying Standards and Specifications of the Texas Society of Professional Surveyors and, at Purchaser's option as it may elect (i) reflect the actual dimensions of, and area within, the Land, the location of any easements, setback lines, encroachments or overlaps thereon or thereover, and the outside boundary lines of all Improvements and the Ground Lease Improvements (ii) identify by recording reference all easements, set back lines and other matters referred to in the Title Commitment, (iii) include the surveyor's registered number and seal, the date of the Survey and a certificate satisfactory to Purchaser, (iv) reflect that there is access to and from the Land from a publicly dedicated street or road, (v) be sufficient to cause the Title Company to delete (except for "shortages in area") the printed exception for "discrepancies, conflicts or shortages in area or boundary lines, or encroachments, or any overlapping of improvements" in the Owner's Title Policy to be delivered pursuant to Section 8 hereof, (vi) reflect any area within the Land that has been designated by the Federal Insurance Administration, the Army Corps of Engineers, or any other governmental agency or body as being subject to special or increased flooding hazards, and (vii) contain such other information as Purchaser may elect. At least two copies of the Survey will be delivered to each Seller, Purchaser and their counsel promptly upon its receipt by Seller. For purposes of the property description to be included in the special warranty deed to be delivered pursuant to Section 8 hereof, the field notes prepared by the surveyor shall control any conflicts or inconsistencies with EXHIBIT "A" hereto, and


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     such field notes shall be incorporated herein by this reference upon their completion and approval by Purchaser provided that there is no material discrepancy between the description contained in the Survey prepared by Purchaser and the description initially provided on EXHIBIT "A" hereto, but if any land is contained in the description of the Office Building Property prepared by Purchaser's surveyor that is not contained in the description on EXHIBIT "A" hereto then Seller shall quitclaim to Purchaser all right, title and interest of Seller, if any, in and to such additional lands. The Ground Lease Assignment will not contain a legal description of the Ground Lease Property, but rather will refer to the Ground Lease Property solely by reference to the description contained in original recorded instrument in the Harris County Real Property Records evidencing the existence of the Ground Lease.

          (c) Seller, at its sole cost and expense, has heretofore delivered to Purchaser current searches of all Uniform Commercial Code financing statements filed with the Office of the Secretary of State of Texas and the County Clerk of Harris County, Texas, against Seller reflecting all effective financing statements then of record relating to the Property or any part thereof.

          (d) Prior to the date hereof, Seller represents that it has, at its sole cost and expense, delivered to Purchaser (i) Copies of the Ground Lease relating to the Ground Lease Property (except documents of record, which will be part of the Title Commitment Documents); (ii) Copies of all existing Leases, including all amendments, letter agreements, and guaranties, if any, relating thereto; (iii) Operating Statements for the Building for the past two years, including copies of ad valorem tax statements for the past two years, and any notice or correspondence actually received by Seller relating to assessed valuation for the year 2002; (iv) Copies of all Property Agreements; (v) Copies of all third-party prepared engineering and environmental inspections, soil reports, maintenance inspections and equipment reports prepared for Seller in relation to the Building and its operation; (vi) To the extent in Seller's possession or reasonably under its control, as-built plans and specifications of the Real Property; (vii) Brief summary of any and all pending lawsuits related to the Real Property if involving Seller as a party; (viii) To the extent in Seller's possession or reasonably under its control, copies of any current certificates of occupancy (or compliance) that have been issued for the Real Property; and (ix) To the extent actually received by Seller, copies of notices regarding condemnation, noncompliance with laws or regulations, and insurance cancellations, if any, relating to the Property. The documents described in this Section 4(d) are herein collectively called the "DOCUMENTS," and the information contained in the Documents is herein collectively called the "INFORMATION." Notwithstanding anything to the contrary or apparent contrary herein, no Documents or Information shall ever be required to include attorney-client privileged communications. Purchaser agrees that it will not in any manner rely on any of the Operating Statements or other financial history of the Property as provided by Seller hereunder, which shall be deemed of non-material effect for all purposes, and will instead, at Purchaser's own risk, rely only on its own evaluation of expected operating expense and income and/or on the opinion and/or projections of experts hired by Purchaser to evaluate the same (if Purchaser feels it cannot make such forecasts or projections with reasonable accuracy on its own).


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     SECTION 5.  RIGHT OF INSPECTION; CONTINGENCY PERIOD.

          (a) From the Effective Date until Closing, Purchaser shall have the right and option to enter upon the Real Property (except Purchaser may not enter any third-party Tenant space except as may be permitted pursuant to such Tenant's Lease and then only upon prior arrangement through Seller) and to conduct any and all further inspections, studies and tests, including, but not limited to, engineering studies, soil tests and analyses (geotechnical studies only, not environmental core sampling or ground water drilling or sampling except as approved by Seller as provided below), utilities analyses and surveys, service contracts, plans and specifications and physical inspections of, on and with respect to the Property (collectively, the "TESTS AND INSPECTIONS") as Purchaser, in Purchaser's sole discretion, determines to be necessary or appropriate; provided, however, that such Tests and Inspections do not interfere in any material respect with any work being performed by Lessor or Lessor's contractors or subcontractors in or about the Property or with the operation of the Property or with any Tenant rights, nor shall any Test or Inspection result in material damage, injury or defacement of any part of the Property, and the Tests and Inspections shall be at Purchaser's sole cost and expense. It is expressly understood and agreed that any so-called "phase two" environmental testing of the Real Property (other than non-destructive sampling of materials suspected of being asbestos-containing), including, without limitation, soil and water table sampling and installation of ground water monitoring or sampling wells, shall be considered destructive and shall require special written permission of Seller in each instance. Seller hereby agrees to reasonably cooperate with Purchaser and to provide Purchaser with such information and documentation in Seller's actual possession as Purchaser reasonably requests in order to assist Purchaser in making the Tests and Inspections. Purchaser's entry onto the Property to conduct such Tests and Inspections shall be at Purchaser's sole risk, subject to the rights of persons in possession of the Property. Except as otherwise provided in the next sentence, Purchaser shall and hereby agrees to indemnify, defend and hold harmless Seller, its agents, employees, lenders and affiliates, from and against any and all, claims, liabilities, actions, suits, proceedings, judgments, damages, losses, injury, costs, fees and expenses, including, without limitation, costs of court and attorney's fees, arising in any way out of or in connection with any activities of Purchaser (or its agents and representatives) upon the Property in connection with inspecting, studying and/or investigating the Property, and Purchaser shall immediately restore any portion of the Property disturbed by any such Tests or Inspections to the condition existing immediately prior to such Test or Inspection procedure. Notwithstanding the foregoing, in no event will Purchaser be liable under the preceding sentence for claims, liabilities, actions, suits, proceedings, judgments, damages, losses, injury, costs, fees and expenses, including, without limitation, costs of court and attorneys' fees, arising from or in connection with the pre-existing conditions even if the Tests or Inspections aggravated or activated same, unless resulting from the gross negligence or willful or wanton neglect of Purchaser or its contractors or consultants. Notwithstanding anything to the contrary or apparent contrary elsewhere in this Agreement, the indemnity, defense and repair obligations of Purchaser under the Section shall survive for six (6) months the expiration or termination of this Agreement for any reason. Nothing in this
     Section 5(a) shall be deemed to give Purchaser any right to terminate this Agreement that is not expressly stated in Section 5(b) hereof.



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          (b) If for any reason Purchaser, in its sole and absolute discretion, is not satisfied with the physical condition of the Improvements, or any matter in the Documents, or any part of the Information or is otherwise not satisfied with the Property, or is not allowed to undertake the Tests and Inspections desired, then Purchaser shall have the right to terminate this Agreement in accordance with Section 12(b) hereof, by delivering to Seller a notice of termination at any time during the period from the Effective Date hereof until the end of the day one business day immediately preceding the Closing Date ("CONTINGENCY PERIOD").

     SECTION 6. TITLE. Purchaser shall have the right, at any time by the end of the second business day prior to expiration of the Contingency Period, to object in writing to any liens and encumbrances reflected by the Title Commitment or Survey. All liens and encumbrances to which Purchaser so objects are hereinafter referred to as the "NON-PERMITTED ENCUMBRANCES", if no such notice of objection is given by Purchaser during such time, then it shall be deemed that all matters reflected by the Survey and Title Commitment are "PERMITTED ENCUMBRANCES." Seller shall have the right, but not the obligation, at its sole cost, to cure or remove all Non-Permitted Encumbrances and give Purchaser written notice thereof before the end of the Contingency Period (if Seller fails to give such notice to Purchaser by the day prior to the end of the Contingency Period, Seller shall be deemed to have notified Purchaser that it will not cure any such items except those hereinbelow described as being items that Seller must remove at or by Closing); provided, however, that Seller at its sole cost shall be obligated to cure or remove at or before Closing the following ("MANDATORY CURE ITEMS"): (A) all mortgages, deeds of trust, or other voluntary liens securing financial obligations that have been created, or knowingly assumed, by Seller or anyone acting on behalf of Seller and (B) materialmen's liens or lien claims ("M&M LIEN CLAIMS") to the extent such M&M Lien Claims do not, in the aggregate exceed $250,000, whether or not Purchaser objects thereto during the period provided above for Purchaser making objections. If Seller does not timely cause all of the Non-Permitted Encumbrances to be removed or cured, and timely written notice thereof to be given to Purchaser, then Purchaser, as its sole and exclusive remedy (other than its right to require removal of Mandatory Cure Items on or prior to Closing and hold Seller in default by reason of its failure to do so), shall have the right either (i) to terminate this Agreement in accordance with the Section 12(b) hereof by delivering notice to Seller before the end of the Contingency Period, or (ii) to elect to purchase the Property subject to the Non-Permitted Encumbrances without reduction of the Purchase Price, in which event all such uncured Non-Permitted Encumbrances (other than Mandatory Cure Items) shall become Permitted Encumbrances for purposes hereof.

     SECTION 7. SELLER'S EXCLUSIVE (LIMITED) REPRESENTATIONS AND WARRANTIES; OPERATING COVENANTS OF SELLER; TENANT ESTOPPELS AND GROUND LEASE ESTOPPEL.

          (a) EXCEPT FOR THE EXPRESS (LIMITED) WARRANTIES OF SELLER CONTAINED HEREIN, AND THE SPECIAL WARRANTY OF TITLE AND NO ENCUMBRANCES TO BE CONTAINED IN THE DEED OR OTHER CLOSING DOCUMENTS, PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED,

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     ORAL OR WRITTEN, PAST, PRESENT, OR FUTURE, OF, AS TO, CONCERNING OR WITH
     RESPECT TO (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY OF THE REAL PROPERTY, (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT OR DESIRE TO CONDUCT THEREON OR THEREWITH, AND THE SUITABILITY OF THE REAL PROPERTY FOR CONSTRUCTION OF IMPROVEMENTS OR THE AVAILABILITY OF UTILITIES TO THE PROPERTY, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, INCLUDING, WITHOUT LIMITATION, BUILDING, FIRE AND SAFETY CODES, (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY, (G) THE QUALITY, STATE OF REPAIR OR LACK OF REPAIR OR CONDITION OF THE PROPERTY, (H) THE QUALITY, ENFORCEABILITY, ASSIGNABILITY, VALUE DESIRABILITY OF TERMS, AND/OR LEGAL INTERPRETATION OF ANY PART OF THE PROPERTY THAT IS COMPRISED OF INTANGIBLES, AND (H) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY OR THE AREA IN WHICH IT IS LOCATED. EXCEPT FOR THE ABOVE EXPRESS (LIMITED) WARRANTIES OF SELLER, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS REGARDING WHETHER THE PROPERTY DOES OR DOES NOT CONTAIN ANY HAZARDOUS, TOXIC OR REGULATED MATERIALS, INCLUDING SOLID WASTE, AS DEFINED BY THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., PART 261, OR REGARDING WHETHER THE PROPERTY COMPLIES WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, OR THE DISPOSAL OR EXISTENCE, IN OR ON THE PROPERTY, OF ANY HAZARDOUS SUBSTANCE, AS DEFINED BY THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, AND REGULATIONS PROMULGATED THEREUNDER, OR HAZARDOUS, TOXIC OR OTHER DANGEROUS SUBSTANCES WITH STORAGE, USE, DISPOSAL OR TRANSPORTATION OF WHICH IS GOVERNED OR REGULATED BY ANY LOCAL, STATE OR FEDERAL LAW OR REGULATION. EXCEPT FOR THE EXPRESS WARRANTY OF TITLE AND NO ENCUMBRANCES TO BE CONTAINED IN THE DEED OR OTHER CLOSING DOCUMENTS, PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT, HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT, INVESTIGATE AND TEST THE PROPERTY PRIOR TO EXECUTION OF THIS AGREEMENT, PURCHASER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE

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     PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER.
     PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS ADVISED PURCHASER THAT IT HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON, UNLESS CONTAINED HEREIN OR IN A DULY EXECUTED WRITTEN AMENDMENT HERETO. OTHER THAN AS ABOVE PROVIDED, THE SALE OF THE PROPERTY IS MADE ON AN "AS IS" CONDITION AND BASIS "WITH ALL FAULTS." IT IS UNDERSTOOD AND AGREED THAT THE PURCHASE PRICE HAS BEEN ADJUSTED BY PRIOR NEGOTIATION TO REFLECT THAT ALL OF THE PROPERTY IS SOLD BY SELLER AND PURCHASED BY PURCHASER SUBJECT TO THE FOREGOING. THE DISCLAIMERS AND OTHER PROVISIONS OF THIS SECTION 7(a) SURVIVE CLOSING.


          (b) Seller hereby represents and warrants to Purchaser, as its sole and exclusive representations and warranties to Seller pertaining to this transaction, that:


               (i) Seller has full right, power, and authority to execute and deliver this Agreement and to consummate the purchase and sale transactions provided for herein without obtaining any further consents or approvals from, or the taking of any other actions with respect to, any third parties. This Agreement, when executed and delivered by Seller and Purchaser, will constitute the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.


               (ii) To Seller's actual knowledge (as defined and limited hereinbelow) only, Seller owns the Office Building Property and Improvements in fee simple and holds the entire interest of the tenant under the Ground Lease Property, free and clear of all liens (except the Permitted Encumbrances), and no party, except as herein set forth, has or shall have on the Closing Date any rights in, or to acquire, the Office Building Property, the Improvements or the Ground Lease.


               (iii) To Seller's actual knowledge only, a certificate of occupancy has been duly issued with regard to the Improvements.


               (iv) Seller is the owner of all of the Personalty, free and clear of all liens (except the Permitted Encumbrances).

               (v) Attached hereto as EXHIBIT "C" is the standard "TENANT RENT ROLL" that has been prepared by Seller's third-party management agent for the Property, which Seller has no actual knowledge is incorrect in any material respect. Except as provided below in this subparagraph and except for the SWBOT Lease: (1) to Seller's actual knowledge, the Leases described in the Tenant Rent Roll are in effect and, to Seller's current actual knowledge, no material uncured breach or default exists on the part of the landlord or Tenant thereunder; and
          (2) such Leases and related agreements provided by Seller to Purchaser constitute the only agreements between Seller and such Tenants. Qualifications to the foregoing are as follows: any contrary matter disclosed in the Tenant Rent Roll(s) and/or the A/R Listing (or updates) delivered by Seller to Purchaser hereunder.

               (vi) The current "Aged Receivables Listing" of the Property attached hereto as EXHIBIT "C-1" (the "A/R LISTING") is true and correct in all material respects as of the date indicated thereon; provided, however, that Seller does not guarantee that no Tenant will debate or request to audit to determine whether particular sums are in fact correctly calculated or due under such Tenant's Lease;

               (vii) To Seller's actual knowledge at the time of their delivery, the Documents delivered by Seller to Purchaser hereunder will be complete copies of all Documents required to be delivered by Seller hereunder.

               (viii) There are no actions, suits, claims, assessments, or proceedings pending to Seller's actual knowledge only, or overtly threatened against Seller or the Property that could materially adversely affect the ownership, operation, or maintenance of the Property or Seller's ability to perform hereunder.

               (ix) Attached hereto as EXHIBIT "E" is a complete and correct list of all Property Agreements.

               (x) To Seller's actual knowledge only, the Real Property has not been the site of any activity that would violate any past or present environmental law or regulation of any governmental body or agency having jurisdiction over the Real Property, and specifically, but without limitation, to Seller's actual knowledge only (1) solid waste, petroleum, or petroleum products have not been leaked or spilled onto the Real Property or contaminated the Real Property, and (2) no "hazardous materials" or "toxic substances" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Hazardous Materials Transportation Act; and the Resources Conversation and Recovery Act, all as amended, have been leaked or spilled onto the Real Property or contaminated the Real Property.

               (xi) Other than with respect to work performed under the TI Construction Contracts (i) Seller has no actual knowledge of any third party having filed or threatened to file a lien or lien claim against the Property that has not previously been fully resolved to the satisfaction of the lien claimant, and (ii)

          Seller has not contracted for any material quantity of construction work on the Property that could give rise to a mechanic's or materialman's lien claim except work completed and paid for by Seller in full prior to January 31, 2002.

     For purposes hereof, "SELLER'S ACTUAL KNOWLEDGE" shall mean and include only the actual personal knowledge of David A. Thomas or Robert B. Neely, without inquiry or investigation of any kind other than that (if any) heretofore done by Seller to the extent the same is within in the actual personal knowledge either of the two individuals named above, and expressly excludes implied, imputed or constructive knowledge of Seller or such individuals.

     If (i) any of Seller's representations and warranties set forth in this
     Section 7 are untrue in any material respect, or (ii) at any time at or before Closing there is any material change with respect to the matters represented and warranted by Seller pursuant to this Section 7 and such information becomes part of Seller's actual knowledge as defined herein, then Seller shall give Purchaser prompt written notice thereof, and Purchaser shall have the right to terminate this Agreement in accordance with Section 12(b) hereof by delivering notice to Seller at any time at or before the Closing. All of Seller's express representations and warranties herein (as re-given by Seller at Closing as modified to accommodate changes in Seller's actual knowledge between the Effective Date and Closing) shall survive the Closing for a period of one (1) year (such that any claim of Purchaser for misrepresentation or breach of warranty by Seller that is not discovered and brought to Seller's attention in writing within that one-year period shall be deemed not to have survived Closing), except that the representation and warranty in Section 7(b)(ii) will not survive Closing and will be deemed merged out of existence by delivery of the Deed and other Closing documents hereunder.


          (c) From the Effective Date hereof until the Closing Date, Seller shall: (i) maintain and operate the Property in a good and businesslike manner in accordance with good and prudent business practices, but shall not be obligated to make any specific repairs unless it determines the same to be necessary for its own liability purposes; (ii) use good faith efforts to continue all Leases, Property Agreements, and insurance policies relative to the Property in full force and effect, and neither cancel, amend, nor renew any of the same without Purchaser's prior written consent, which consent shall not be unreasonably withheld; provided, however, that Seller may, if it so elects, without Purchaser's consent (A) cancel, amend or renew any Property Agreement in the ordinary course of Seller's business, provided that Seller shall give Purchaser prompt notice and a copy of any document or letter accomplishing the same, and further provided that such renewal of a Property Agreement allows Seller (and its successor) to terminate without cost or expense upon no more than 30 days notice, (B) cancel, amend or renew any Lease in the ordinary course of Seller's business (including by reason of any Tenant default), up to ten (10) days prior to Closing, or up to Closing honor any tenant's exercise of any renewal/right of refusal or expansion option contained in any Lease (but if the rental rate for the renewal/right of refusal or expansion is subject to determination in Seller's sole and absolute discretion, Seller shall not agree to such renewal or expansion rate after the tenth (10th day prior to Closing), provided that in each of the foregoing cases Seller shall give Purchaser prompt notice and a copy of any document or letter accomplishing the same and upon receipt thereof Purchaser may cancel this Contact by written notice to Seller if the terms of such cancellation, renewal or expansion are not acceptable to Purchaser, and/or (C) renew or reasonably modify any insurance policy in the ordinary course of Seller's business; (iii) not destroy, remove or materially alter any of the Improvements, except tenant finish improvements inside Tenant space per the terms of any Lease; (iv) except as permitted by clause (ii) hereof or otherwise in the ordinary course of Seller's business and not creating any material interference with use and operation of the Property for its present use and operation, not, without the prior written consent of Purchaser (which shall not be unreasonably withheld), enter into any agreement or instrument or take any action that would encumber the Property after Closing, that would bind Purchaser or the Property after Closing, or that would be outside the normal scope of maintaining and operating the Property; and (v) not remove any item of the Personalty from the Land or Improvements unless it is replaced with an item of reasonably equal value that is properly suited for its intended purpose (in which event the inventory of Personalty will be amended accordingly). If Seller desires to obtain the consent to any matter for which Purchaser's consent is required or desired by Seller hereunder, Seller may request such consent in writing, accompanied by the appropriate proposed document, or a description of the proposed action, and if Purchaser fails to object thereto within five (5) business days of receipt of Seller's request, specifying the reasonable basis for Purchaser's disapproval, Purchaser shall be conclusively deemed to have approved of such document or action as described in Seller's notice. Notwithstanding the foregoing, however, Seller shall further be entitled to execute a construction contract for the construction of tenant improvements as required and/or contemplated under the A&M Lease (the "A&M CONSTRUCTION CONTRACT"), and a construction contact for the construction of tenant improvements as required and/or contemplated under the FPPC Lease (the "FPPC CONSTRUCTION CONTACT''), each in such form as Purchaser determines to be appropriate (though Purchaser will have a right to terminate this Agreement if it does not approve of the terms of such contracts), such construction contracts being herein collectively referred to as the "TI CONSTRUCTION CONTRACTS."

          (d) Seller represents that prior to the date hereof, Seller has sent to each Tenant (except Purchaser), by regular mail or delivery, a Tenant Estoppel Certificate substantially in the form of EXHIBIT "H" attached hereto, requesting that such certificate be promptly executed and returned to Seller, and to the Ground Lease lessor, by regular mail or hand delivery, a Ground Lessor Estoppel Certificate substantially in the form of EXHIBIT "J" attached hereto, requesting that such certificate be promptly executed and returned to Seller. Within two (2) business days after the Effective Date and receipt from Purchaser of its requested estoppel form, as to the FPPC Construction Contract, and within two (2) business days after Seller's execution of the A&M Construction Contract as to that contact, Seller shall send to the contractor under the respective TI Construction Contracts TI Construction Contract Estoppel in the form reasonably requested by Purchaser, requesting that such certificate be promptly executed by the contractor and returned to Seller; provided, however, if any charge or reimbursement of legal fees of counsel is requested by the Ground Lease lessor as a condition to its consideration of such estoppel, Purchaser agrees to advance any funds required thereby and if any such costs are unpaid as of Closing Seller may require reimbursement by Purchaser at Closing as a condition to Closing. Seller shall use good faith efforts (without litigation, exercise of lease termination remedies or legal demand) to seek to have all such Tenant Estoppel Certificates and the Ground Lease Estoppel Certificate executed and delivered to Seller prior to Closing, but nothing contained constitutes any guarantee or promise by Seller that such certificates shall be executed or delivered as of the date of Closing. However, Purchaser may, at its option, terminate this Agreement if any such estoppels (including TI Construction Contract Estoppels) are not received by the Closing Date.

     SECTION 8. CLOSING. The closing ("CLOSING") of the sale of the Property by Seller to Purchaser shall occur on or before May 31, 2002 ("CLOSING DATE"). Time is of the essence with regard to the Closing Date. The Closing shall occur in the offices of Seller's counsel commencing at 10:00 AM on the Closing Date. At the Closing the following, which are mutually concurrent Closing conditions, shall occur:

          (a) Purchaser, at its sole cost and expense, shall deliver or cause to be delivered to Seller the following:

               (1) Cashier's check, or the check of the Title Company, made payable to the order of Seller, or immediately available cash funds, in the amount of the Purchase Price as specified in Section 2(a) hereof, adjusted in accordance with Section 8(c) hereof and in the amount of the A&M Leasing Costs and the FPPC Leasing Costs as required pursuant to Section 2(b) hereof;

               (2) Counterpart originals of the Deed, Bill of Sale and Assignment, the TI Construction Contract Assignment, and the Ground Lease Assignment (as such terms are defined below), accepting the terms and limitations thereof and assuming the obligations of Seller thereunder from and after Closing, duly executed by Purchaser;

               (3) Evidence satisfactory to the Title Company and reasonably satisfactory to Purchaser that the person executing the Closing documents on behalf of Seller has full right, power, and authority to do so; and

               (4) Other instruments as are reasonably requested by Seller and as are required by applicable law in Texas to effectuate the conveyance of property similar to the Property, with the effect that, after the Closing, Purchaser will have succeeded to all of the rights, titles, and interests of Seller related to the Property and Seller will no longer have any rights, titles, or interests in and to the Property, but under no circumstance requiring Purchaser to undertake any representation, warranty, covenant or liability not expressly contemplated by the terms and provisions of this Agreement, nor that would result in any cost to such party not expressly contemplated by the terms and provisions of this Agreement.

          (b) Seller, at its sole cost and expense, shall deliver or cause to be delivered to Purchaser the following:

               (1) Warranty Deed ("DEED") in the form of EXHIBIT "F" hereto, fully executed and acknowledged by Seller, conveying to Purchaser the Office Building Property and Improvements, subject to the Permitted Encumbrances;


               (2) Bill of Sale and Assignment and Assumption of Purchase Agreements and Leases ("BILL OF SALE AND ASSIGNMENT") in the form of EXHIBIT "G" hereto, fully executed and acknowledged by Seller, assigning, conveying, and transferring all of the Property other than the Real Property and the TI Construction Contracts, to Purchaser, subject to the Permitted Encumbrances;


               (3) Any Tenant Estoppel Certificates that have actually been obtained by Seller but not previously been delivered to Purchaser;

               (4) An Owner's Policy of Title Insurance (notwithstanding that the same covers both a fee tract and a leasehold interest, herein called the "OWNER'S POLICY") in the amount of the Purchase Price issued by Title Company (with such reinsurance as Purchaser may reasonably require to the extent available), insuring that Purchaser is the owner of the Office Building Property and Improvements, and the ground leasehold interest of the "Tenant" under the Ground Lease (in and to the Ground Lease Property), free and clear of all liens and encumbrances subject only to the Permitted Encumbrances and the standard printed exceptions included in a Texas standard form owner's policy of title insurance; provided, however, that (i) at Purchaser's sole cost and expense and subject to the Survey being satisfactory therefor, the standard exception for discrepancies, conflicts, or shortages in area shall be deleted except for "shortages in area",
          (ii) such policy shall have "None of Record" endorsed regarding restrictions except the exception for restrictions deleted unless there are Permitted Encumbrances that are restrictions and (iii) at Purchaser's sole expense for any Title Company inspection of the Property, but Seller hereby agreeing to execute and deliver to the Title Company a "parties in possession affidavit" as reasonably requested by the Title Company, the rights of parties in possession shall be limited only to those holding under the Leases;


               (5) Current (no older than five (5) business days) certificate issued by a search company reasonably acceptable to Purchaser reflecting that since the date of the searches furnished pursuant to
          Section 4(c) hereof no Uniform Commercial Code filings, chattel mortgages, assignments, pledges, or other encumbrances have been filed in the offices of the Secretary of State of the State of Texas or the County Clerk of Harris County with reference to the Property, except those being released at or prior to Closing;


               (6) Evidence satisfactory to the Title Company and reasonably satisfactory to Purchaser that the persons executing and delivering the Closing documents on behalf of Seller have full right, power and authority to do so;

               (7) Certificate executed by Seller re-stating, as of the Closing Date, each of Seller's representations and warranties set forth in
          Section 7 hereof,
          subject to such modifications as are required by reason of changes in Seller's actual knowledge between the Effective Date and Closing;

               (8) Certificate in the form of EXHIBIT "I" hereto pursuant to
          Section 1445 of the Internal Revenue Code of 1954, executed by Seller.

               (9) Current A/R Listing dated no sooner than 30 days prior to the Closing Date reflecting all of the information described in Section 7(f) hereof as of the date thereof.

               (10) Assignment and Assumption of Ground Lease Agreement (the "GROUND LEASE ASSIGNMENT") in the form attached as EXHIBIT "L" hereto.

               (11) Estoppel Certificate from the Ground Lessor if actually received by Seller and not previously delivered to Purchaser.

               (12) An assignment and assumption agreement pertaining to the TI Construction Contracts (the "TI CONSTRUCTION CONTRACT ASSIGNMENT"), in form reasonably acceptable to Seller and Purchaser, whereby the TI Construction Contracts are assigned to Purchaser, Purchaser assumes the TI Construction Contracts, and Purchaser agrees to indemnify, defend and hold harmless Seller from all further liability thereunder from and after the Closing Date (other than contract price that Seller and Contractor certify has been paid as of the Closing Date, which is also part of the amounts to be reimbursed to Seller pursuant to
          Section 2(b) thereof) and Seller agrees to indemnify, defend and hold harmless Purchaser from all liabilities arising thereunder (other than the unpaid contract price) prior to the Closing Date.

               (13) Other instruments as are reasonably requested by Purchaser and as are required by applicable law in Texas to effectuate the conveyance of property similar to the Property, with the effect that, after the Closing, Purchaser will have succeeded to all of the rights, titles, and interests of Seller related to the Property and Seller will no longer have any rights, titles, or interests in and to the Property, but under no circumstance requiring Seller to undertake any representation, warranty, covenant or liability not expressly contemplated by the terms and provisions of this Agreement, nor that would result in any cost to such party not expressly contemplated by the terms and provisions of this Agreement.

          (c) All normal customarily pro-ratable items, including without limitation real estate and personal property taxes, utility bills, insurance premiums, rents (including, without limitation, rent escalations as hereinbelow provided), interest, and Property Agreement payments shall be prorated as of the Closing Date, Seller being charged and credited for all of same up to such date and Purchaser being charged and credited for all of same on and after such date; the amount of the deposits described in
     Section 1(c) hereof transferred to Purchaser at Closing shall be taken into account in determining the prorations, any amount or funds held or controlled by or for the benefit of Seller, or its designee, representative or agent, including specifically, but without limitations, the

     Lessee's Costs (as defined in the A&M Lease), in respect of the construction of tenant improvements pursuant to the A&M Lease, the FPPC Lease or any other lease, unless previously spent by Landlord (with appropriate documentation) for the costs for which they were deposited with Seller) will be transferred to Purchaser without any credit to Seller. If the actual amounts to be prorated are not known as of the Closing Date, the prorations shall be made on the basis of the best evidence then available, and thereafter, when actual figures are received, a cash settlement will be made between Seller and Purchaser. With regard to proration of rent escalations under Leases, it is agreed that such proration will be made based upon Seller's current budget or projection of building operating expenses for the year of Closing absent clear bad faith on the part of Seller in regard to such estimates and absent such bad faith the respective shares of rent escalation payments to be received by Seller and Purchaser shall instead be reconciled within ninety (90) days after the close of the year during which Closing occurs, based on actual building operating expenses incurred by Seller and Purchaser, collectively, for the year of Closing based on calculations thereof as permitted by the Leases, it being assumed and deemed that Seller and Purchaser bore such building operating expenses (regardless of proof to the contrary) after taking into account other Closing adjustments and prorations of expenses in proportion to their respective periods of ownership during the calendar year during which Closing occurs. Notwithstanding the foregoing, however, a sum of money agreed to by the parties (if the parties cannot agree then Purchaser's sole remedy will be to close without such escrow or terminate with the same effect as if Purchaser had terminated during the Study Period) will be deposited by Seller in escrow with the Title Company at Closing, under an escrow agreement joined in by and reasonably acceptable to Purchaser and the Title Company (the ''ESCALATION ADJUSTMENT ESCROW AGREEMENT''), to provide a pool of funds from which final adjustments and reconciliations of escalation payments can be made after Closing as herein contemplated. All Deposits shall be credited against the cash portion of the Purchase Price in lieu of assigning such Deposits to Purchaser. No prorations shall be made in relation to delinquent rents existing as of the Closing Date; rather, Section 10 hereof shall govern Seller's rights to such rents. The provisions of this Section 8(c) shall survive the Closing.

          (d) Seller shall pay all costs and liabilities relating to the Property that arise out of or are attributable to the period prior to the Closing Date, and shall indemnify and hold harmless Purchaser from such costs and liabilities and from all reasonable attorneys' fees expended by Purchaser in connection therewith. Subject to Section 10 hereof, Seller shall have the right to receive all proceeds relating to the Property that are properly allocable to the period before the Closing Date, and Purchaser shall have the right to receive all proceeds relating to the Property that are properly allocable to the period from and after the Closing Date. Purchaser shall pay all costs and liabilities relating to the Property that arise out of or are attributable to the period from and after the Closing Date, except such costs and liabilities that arise out of or result from a breach by Seller of its representations and warranties set forth in Section 7 hereof, and Purchaser shall indemnify and hold harmless Seller from such costs and liabilities and from all reasonable attorney's fees expended by Seller in connection therewith. This Section 8(d) shall survive the Closing.

          (e) Title Company shall return the Earnest Money to Purchaser or Seller shall have the Title Company credit the Earnest Money to the Purchase Price.

          (f) Upon completion of the Closing, Seller shall deliver to Purchaser possession of the Property free and clear of all tenancies of every kind and parties in possession, except for the Tenants under the Leases, with all parts of the Property (including without limitation the Leases, Improvements and Personalty) in the same condition as on the Effective Date, normal wear only excepted.

     SECTION 9. COMMISSIONS; REAL ESTATE BROKER NOTICE. Seller has agreed to pay, at but only in the event of consummation of the Closing and out of the proceeds of the sale, to LoneStar Alliance, a sales commission in the amount of 0.825% of the gross Purchase Price, and to Transwestern Commercial Services in the amount of 0.675% of the gross Purchase Price, both such brokers representing Purchaser in this transaction (collectively, "BROKERS"). If the Closing under this Agreement does not occur for any reason, including default by either party, then Seller shall not be obligated to pay any commission to Brokers by reason of this Agreement or the proposed transaction contemplated hereby. Brokers have executed this Agreement for the sole and limited purpose of acknowledging and accepting the terms of this Section 9 as representing the sole and complete agreement between Seller and such Brokers with regard to the payment of commissions to them in connection with this transaction, and their joinder shall not be required for any amendment to this Agreement that does not amend the content of this Section 9. Except as set forth in this Section 9, Seller shall defend, indemnify, and hold harmless Purchaser, from and against all claims by third parties for brokerage, commission, finders, or other fees relative to this Agreement or the sale of the Property, and all court costs, attorneys' fees, and other costs or expenses arising therefrom, and alleged to be due by reason of an agreement of Seller. Purchaser will defend, indemnify and hold harmless Seller from and against payment of or claims and litigation for any real estate commission claimed to be payable to agents or consulting agents representing Purchaser, other than Brokers. As provided for in the Texas Real Estate License Act, Purchaser is advised to have an abstract of title with regard to the Real Property examined by an attorney of its choice, or to obtain a policy of title insurance.

     SECTION 10. DELINQUENT RENTS. Seller shall retain title to all delinquent rents existing as of the Closing Date under the Leases, and to all delinquent parking rents (collectively, the "DELINQUENT RENTS"), and shall have the right to collect such Delinquent Rents at Seller's sole cost and expense; provided, however, that in pursuance of such collection efforts, Seller shall not exercise any of the Lessor's or Landlord's rights under any Lease. Purchaser agrees to reasonably cooperate with Seller in connection with such collections, and to promptly remit to Seller all such delinquent rents collected by Purchaser after Closing; provided, however that all rents that (i) are received after the Closing Date from such delinquent tenants and (ii) are not designated by such tenants to be on account of their obligations for any period before Closing, shall be applied first against the then-current portion of such tenant's rent obligation and then (and only then) against the Delinquent Rent portion due to Seller and Purchaser shall promptly deliver such Delinquent Rents to Seller upon receipt by Purchaser. The provisions of this Section 10 shall survive the Closing.

     SECTION 11. DESTRUCTION, DAMAGE, OR TAKING BEFORE CLOSING. If, before Closing, all or any part of the Improvements or Personalty are destroyed or damaged, or become subject to condemnation or eminent domain proceedings, then Seller shall promptly notify Purchaser thereof. Purchaser shall have the right to elect to proceed with the Closing (subject to the other provisions of this Agreement) by delivering notice thereof to Seller within five (5) business days of receipt of Seller's notice respecting the damage, destruction, or taking, but Purchaser shall be entitled to all insurance proceeds or condemnation awards payable as a result of such damage or taking and, to the extent the same may be necessary or appropriate, Seller shall assign to Purchaser at Closing Seller's rights to such proceeds or awards. If, within five (5) business days of receipt of Seller's notice respecting the damage, destruction, or taking, Purchaser notifies Seller of its election to terminate this Agreement, or if Purchaser gives no notice within such period, then Purchaser shall be deemed to have terminated this Agreement pursuant to Section 12(b) hereof.

     SECTION 12.  TERMINATION AND REMEDIES.

          (a) If Purchaser fails to consummate the purchase of the Property pursuant to this Agreement (for any reason other than termination hereof pursuant to a right granted to Purchaser in Sections 5, 6, 7, and 11 hereof), then Seller, as its sole remedy, shall have the right to terminate this Agreement by notifying Purchaser thereof, in which event Title Company shall deliver the Earnest Money to Seller as liquidated damages, whereupon neither Purchaser nor Seller shall have any further rights or obligations hereunder (except those indemnity and repair obligations of Purchaser stated herein to survive termination of this Agreement [the "SURVIVING OBLIGATIONS"]).

          (b) If Purchaser terminates this Agreement pursuant to Section 5, 6, 7, or 11 hereof, then Title Company shall return the Earnest Money to Purchaser, whereupon neither party hereto shall have any further rights or obligations hereunder, except the Surviving Obligations.

          (c) If Seller breaches this Agreement prior to Closing or fails to consummate the sale of the Property pursuant to this Agreement (for any reason other than Purchaser's failure to perform its obligations hereunder or termination hereof by Purchaser in accordance with Section 12(b)), then Purchaser's sole and exclusive remedy is to either: (i) terminate this Agreement by giving written notice to Seller thereof, in which case Title Company shall return the Earnest Money to Purchaser and neither party hereto shall have any further rights or obligations hereunder (except the Surviving Obligations); or (ii) enforce specific performance of the obligations of Seller hereunder.

          (d) Seller and Purchaser hereby acknowledge and agree that they have included the provision for payment of liquidated damages in Section 12(a) because, in the event of a breach by Purchaser, the actual damages to be incurred by Seller can reasonably be expected to approximate the amount of liquidated damages called for herein and because the actual amount of such damages would be difficult if not impossible accurately to measure.

          (e) Nothing in this Section shall be construed as preventing either party from obtaining injunctive relief from violation of this Agreement by the other party under circumstances in which injunctive relief would be available under applicable law.

     SECTION 13. NOTICES. All notices provided or permitted to be given under this Agreement must be in writing and may be served by depositing same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by delivering the same in person to such party. Notice given in accordance herewith shall be deemed given and received upon receipt at the effective notice address of the addressee, except that notice sent by mail, certified or registered, return receipt requested as specified herein shall be deemed given and received on the third postal business day after deposit in the U.S. Mail. For purposes of notice, effective notice addresses of the parties shall be as follows:

IF TO SELLER:            TCP Renaissance Partners, L.P.
                         5858 Westheimer, Suite 800
                         Houston, Texas 77057
                         Attn: David A. Thomas
                         Fax: (713) 266-3699

WITH REQUIRED COPY TO:   TCP Renaissance Partners, L.P.
                         8200 Brookriver Drive, Suite N610
                         Dallas, Texas 75247
                         Attn: Robert B. Neely
                         Fax: (214) 237-6201

WITH REQUIRED COPY TO:   Jonathan Peckham, Esquire
                         Boyar & Miller
                         4265 San Felipe, Suite 1200
                         Houston, Texas 77027
                         Fax: (713) 552-1758

IF TO PURCHASER:         Southwest Bank of Texas, N.A.
                         4400 Post Oak Parkway
                         Five Post Oak Park, 4th Floor
                         Houston, Texas 77027
                         Attention: President
                         Fax: (713) 634-2446

WITH REQUIRED COPY TO:   Gardere Wynne Sewell, LLP
                         Attn: John R. Cochran
                         1000 Louisiana, Suite 3400
                         Houston, Texas 77002
                         Fax: (713) 276-6369

Any party hereto may change its address for notice by giving three (3) days prior written notice thereof to the other party.

     SECTION 14. ASSIGNS; BENEFICIARIES. This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective heirs, legal representatives, successors, and assigns. This Agreement is for the sole benefit of Seller and Purchaser, and not third party is intended to be a beneficiary of this Agreement. Purchaser may assign this Agreement or a part thereof to any affiliated entity and any affiliate of Southwest Bank of Texas, N.A., without the consent of Seller, but any other assignment by Purchaser is hereby prohibited and, if attempted, shall be void.

     SECTION 15. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Texas.

     SECTION 16. ENTIRE AGREEMENT. This Agreement is the entire agreement between Seller and Purchaser concerning the sale of the Property, and no modification hereof or subsequent agreement relative to the subject matter hereof shall be binding on either party unless reduced to writing and signed by the party to be bound. EXHIBITS A, A-1, B, C, C-1, AND D THROUGH L, inclusive, attached hereto, are incorporated herein by this reference for all purposes.

     SECTION 17. ATTORNEY'S FEES. Should any litigation or administrative proceeding be commenced by either of the parties hereto or their representatives, or should either party institute any proceeding in a bankruptcy or similar court which has jurisdiction over any other party hereto or any or all of its property or assets, or should any litigation or proceeding be commenced concerning any provision of this Agreement or the rights and duties of any person or entity in relation thereto, then the party or parties prevailing in such litigation or proceeding shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for such prevailing party's attorneys' fees and court costs in such litigation or proceeding, which shall be determined by the court (or presiding official) in such litigation or proceeding or in a separate action brought for that purpose.

     SECTION 18. SURVIVAL. The representations, warranties and covenants of Seller set forth in this Agreement shall not survive the Closing except as expressly stated elsewhere in this Agreement, and shall be deemed merged into the Deed and fully performed upon Purchaser's acceptance of the Deed at Closing.

     SECTION 19. SATURDAY, SUNDAY OR LEGAL HOLIDAY. If any date set forth in this Agreement for the performance of any obligation by Purchaser or Seller or for the delivery of any instrument or notice should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. For purposes of this Section 19, "LEGAL HOLIDAY" means any state or federal holiday for which financial institutions or post offices are generally closed in Harris County, Texas, for the observance thereof.

     SECTION 20.  TIME OF ACCEPTANCE. Seller shall execute and deliver three
(3) original counterparts to the Title Company with a copy to Purchaser within three (3) business days of the date of Purchaser's signature hereon. The Title Company shall promptly receipt for this Agreement in the space provided below and deliver one fully executed, receipted original of this Agreement to Seller, shall deliver on fully executed, receipted original of this Agreement to Purchaser, and shall retain the third original in escrow as provided herein. For all purposes of this Agreement, the "EFFECTIVE DATE" shall be the date on which the three fully executed counterpart originals of this Agreement, executed by Purchaser and Seller, are receipted for by the Title Company (without regard to when the Title Company receives the Earnest Money).

     SECTION 21. AUTHORITY. Each party to this Agreement and its representative(s) executing this Agreement on such party's behalf warrants and represents to the other party that it has the power and authority to enter into and perform its obligations under this Agreement in the names, titles and capacities herein stated and on behalf of any entities, persons, estates or firms represented or purported to be represented by such party or person, and that all requirements necessary or required by any state and/or federal law or private agreement.



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                                       21

     IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement on the dates set forth below, to be effective as of the Effective Date.



                                   SELLER:

                                   TCP RENAISSANCE PARTNERS, L.P.

                                   By: TCP Renaissance, LLC, its General Partner


                                       By: /s/ David A. Thomas
                                           ----------------------------
                                       Name:  David A. Thomas
                                              -------------------------
                                       Title: Managing Director
                                              -------------------------
                                       Date:  May 24, 2002
                                              -------------------------



                                   PURCHASER:

                                   SOUTHWEST BANK OF TEXAS, N.A.


                                       By: /s/ Susan B. Boykin
                                           ----------------------------
                                       Name:  Susan B. Boykin
                                              -------------------------
                                       Title: SVP-Manager Corporate
                                              Real Estate & Facilities
                                              -------------------------
                                       Date:  May 24, 2002
                                              -------------------------


BROKERS (SOLELY FOR PURPOSES
OF AGREEING TO THE COMMISSION
AGREEMENTS WITH SELLER PER
SECTION 9 OF THIS AGREEMENT):


LONESTAR ALLIANCE, INC.


By: /s/ Kirk Pfeffer
   ---------------------------

Name: Kirk Pfeffer
     -------------------------

Title: President
      ------------------------



TRANSWESTERN COMMERCIAL SERVICES

By: /s/ Larry P. Heard
   ---------------------------

Name: Larry P. Heard
     -------------------------

Title: President, SW Region
      ------------------------

                                CONTRACT RECEIPT

     The undersigned representative of the Title Company acknowledges receipt of three (3) fully executed originals of this Agreement on the 24 day of May 2002 (the "EFFECTIVE DATE").


                                               CHARTER TITLE COMPANY

                                               By: /s/ Carol Dube
                                                   -------------------------
                                               Name:  Carol Dube
                                               Title: Office Manager




                             EARNEST MONEY RECEIPT

     The undersigned representative of the Title Company acknowledges receipt of Earnest Money from Purchaser in the amount of One Hundred Thousand and NO/100 Dollars ($100,000.00) on the 24 day of May 2002, in the form of expense check GF#02030197.

                                               CHARTER TITLE COMPANY

                                               By: /s/ Carol Dube
                                                   -------------------------
                                               Name:  Carol Dube
                                               Title: Office Manager





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